Exhibit 10.10

EMPLOYMENT AGREEMENT

THIS AGREEMENT is entered into effective as of the 15 day of October 2002, between AMERICAN TECHNOLOGY CORPORATION, a Delaware publicly traded corporation (the “Company”), and Terry J. Conrad, (“Employee”).

Employee, in consideration of the covenants and agreements hereinafter contained, agrees as follows with respect to the employment of the Company of Employee and Employees future business activities.

1.  Employment:  Term of Employment. The Company hereby employs Employee and Employee hereby accepts such employment upon the terms and conditions hereinafter set forth. Subject to the provisions for termination as hereinafter provided, Employee’s term of employment by the Company shall be from the date of this agreement until October 30, 2004, and automatically renewed for one year periods thereafter unless thirty (30) days written notice of termination is sent prior to the annual renewal date. This Agreement will supersede all prior written and oral agreements entered into by and between Company and Employee.

2. Services to be Rendered by Employee. Employee shall be subject to the direction of the Company’s Chief Executive Officer and/or board of directors and his duties shall be those generally vested in the office of President for the corporation and he shall have such other powers and duties as may be reasonably prescribed by the Chief Executive Officer, Board of Directors, or a duly authorized committee thereof. The Employee agrees that he will serve the Company faithfully and to the best of his abilities, devoting substantially all his time, energy and skill to the activities of the Company and the promotion of its interests. Employee shall not serve as an officer or director or similar capacity with any other entity except with the consent of the Company.

3. Compensation.

(a) For the services to be rendered by Employee during his employment by the Company, the Company shall pay Employee a Base Salary of One Hundred Thirty One Thousand Dollars ($131,000) per annum during the term of this agreement, prorated for any partial period and paid in conformity with the Company’s normal payroll period. Employee’s salary shall be reviewed by the Company’s Chief Executive Officer and/or Board of Directors from time to time, and Employee will receive such salary increases, if any, as the Chief Executive Officer and/or Board of Directors in his/their sole discretion determines.

(b) Employee shall be entitled to participate in any bonus pool or similar program established for Company executives.

(c) The Employee’s place of employment shall be considered San Diego, California or other mutually agreed upon location.

(d) Employee shall be entitled to participate in and receive benefits under the Company’s executive benefits plans as in effect from time to time, including, medical insurance, sick leave, and vacation time, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and Company policies. Vacation time shall be 160 hours per annum.

(e) The Company shall pay or reimburse Employee for all expenses normally reimbursed by the Company and reasonably incurred by him in furtherance of his duties hereunder and authorized by the Company, including without limitation, expenses for entertainment, traveling, meals, hotel accommodations and the like upon submission by him of vouchers or an itemized list thereof as the Company; may from time to time adopt and authorize, and as may be required in order to permit such payments as proper deductions to the Company under the Internal Revenue Code of 1986 and the rules and regulations adopted pursuant thereto now or hereafter in effect.

(f) All amounts payable or which become payable under any provision of this Agreement will be subject to any deductions authorized in writing by Employee and any deductions and withholdings required by law.

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4. Indemnification.

(a) If, after the date of the commencement of the Employment Period, the Employee is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was an officer of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation or partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is an alleged act or failure to act in an official capacity as a director, officer, member, employee or agent, he shall be indemnified and held harmless by the Company to the fullest extent authorized by Delaware law, as the same exists or may hereafter be amended, against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Employee in connection therewith, including, without limitation, payment of expenses incurred in defending a Proceeding prior to the final disposition of such Proceeding (subject to receipt of an undertaking by the Employee to repay such amount if it shall ultimately be determined that the Employee is not entitled to be indemnified by the Company under Delaware law), and such indemnification shall continue as to the Employee even if he has ceased to be an officer, member, employee or agent of the Company or other enterprise and shall inure to the benefit of his heirs, executors and administrators,

(b) The right of indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Section 4 shall not be exclusive of any other right that the Employee may have or hereafter may acquire under any statute, provision of the Certificate of Incorporation or Bylaws of the Company, agreement, vote of shareholders or disinterested directors or otherwise.

5. Termination of Employment.

(a) The Company shall have the right at its option to terminate the employment of Employee hereunder by giving written notice thereof to the Employee in the event of any of the following:

(1) The Company may terminate this Agreement at any time with good cause, as determined by the Board of Directors of the Company, or a duly authorized committee thereof, acting in good faith and upon reasonable grounds, whereupon all compensation to Executive shall cease as of the effective date of termination. As used in this paragraph, the term “good cause” shall mean (i) dishonesty by Executive detrimental to the best interests of the Company, (ii) continuing inattention to or neglect of the duties to be performed by Employee, (iii) willful disloyalty of Employee to Company, (iv) the death or disability of Employee, (v) conviction by a court of competent jurisdiction of Employee in any fraud, or (vi) the imparting of any material confidential information by Employee in violation of this Agreement.

(2) If the Company gives Employee thirty days advance written notice of termination of employment.

(3) If this Agreement is terminated by the Company pursuant to Paragraph 5(a)(2) hereof, then Employee shall be entitled to severance payments equal to three (3) months of his then monthly Base Salary and any bonus on an as if perfected basis payable in two equal installments: the first on the effective date of termination and the balance within sixty (60) days after such effective termination of Employee’s employment by the Company irrespective of the remaining term of this agreement.

(b) The Employee shall have the right at his sole option to terminate employment hereunder at any time upon twenty one (21) days written notice.

6. Soliciting Customers. The Employee agrees that he will not for a period of one (1) year immediately following the termination of his employment with the Company, either directly or indirectly make known to any competing person, firm, or corporation the names or addresses of any of the customers of the Company or any other information pertaining to them that is not in the public domain.

7. Trade Secrets of the Company. The Employee prior to and during the term of employment under this Agreement has had and will have access to and become acquainted with various trade secrets, consisting of devices, secret inventions, processes, and compilations of information, records, and specifications which are owned by the Company, and which are regularly used or to be used in the operation of the business of the Company. The Employee shall not disclose any of the aforesaid trade secrets, directly or indirectly, or use them in any way, either during the term of this agreement or for a period of 36 months thereafter,

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except as required in the course of his employment. All files, records, documents, drawings, specifications, equipment, and similar items relating to the business of the Company, whether prepared by the Employee or otherwise coming into his possession, shall remain the exclusive property of the Company and shall not be removed under any circumstances from the premises of the Company where the work is being carried on without prior written consent of the Company or consistent with the Company’s normal business practices.

8.  Inventions and Patents.

(a)  The Employee agrees that as to any inventions made by him during the term of his employment, solely or jointly with others, which are made with the equipment, supplies, facilities or trade secret information of the Company, or which relate at the time of the conception or reduction to purchase of the invention to the business of the Company or the Company’s actual or demonstrably anticipated research and development, or which result from any work performed by the Employee for the Company, shall belong to the Company and the Employee promises to assign such inventions to the Company. The Employee also agrees that the Company shall have the right to keep such inventions as trade secrets, if the Company chooses. The Employee agrees to assign to the Company the Executive’s rights in any other inventions where the Company is required to grant those rights to the United States government or any agency thereof. In order to permit the Company to claim rights to which it may be entitled, the Employee agrees to disclose to the Company in confidence all inventions which the Employee makes arising out of the Employee’s employment and all patent application filed by the Employee within one year after the termination of his employment.

(b)  The Employee shall assist the Company in obtaining patents on all inventions, designs, improvements, and discoveries patentable by the Company in the United States and in all foreign countries, and shall execute all documents and do all things necessary to obtain letters patent, to vest the Company with full and extensive title thereto, and to protect the same against infringement by others.

9.  Severability.  Each paragraph and subparagraph of this Agreement shall be construed and considered separate and severable from the validity and enforceability of any other provision contained in this Agreement.

10.  Assignment.  The rights of the Company (but not its obligations) under this Agreement may, without the consent of the Employee, be assigned by the Company to any parent, subsidiary, or successor of the Company; provided that such parent, subsidiary or successor acknowledges in writing that it is also bound by the terms and obligations of this Agreement. Except as provided in the preceding sentence, the Company may not assign all or any of its rights, duties or obligations hereunder without prior written consent of Employee. The Employee may not assign all or any of his rights, duties or obligations hereunder without the prior written consent of the Company.

11.  Notices.  All notices, requests, demands and other communications shall be in writing and shall be defined to have been duly given if delivered or if mailed by registered mail, postage prepaid:

(a)  If to Employee, addressed to him at the following address as may be changed in writing from time to time:

Terry J. Conrad
19462 Split Rock Road
Ramona, CA 92065

(b)  If to the Company, addressed to:

American Technology Corporation
Attn: Human Resources
13114 Evening Creek Dr. South
San Diego, California 92128

or to such other address as any party hereto may request by notice given as aforesaid to the other parties hereto.

12.  Title and Headings.  Titles and headings to paragraphs hereof are for purposes of references only and shall in no way limit, define or otherwise affect the provisions hereof.

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13.  Governing Law.  This Agreement is being executed and delivered and is intended to be performed in the State of California, and shall be governed by and construed in accordance with the laws of the State of California.

14.  Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than one original counterpart.

15.  Cumulative Rights.  Each and all of the various rights, powers and remedies of the Company and Employee in this Agreement shall be considered as cumulative, with and in addition to any other rights, powers or remedies of the Company or the Employee and no one of them as exclusive of the others or as exclusive of any other rights, powers and remedies allowed by law. The exercise or partial exercise of any right, power or remedy shall neither constitute the election thereof nor the waiver of any other right, power or remedy. Sections 4, 6, 7 and 8 hereof shall continue in full force and effect notwithstanding the Employee’s termination of employment and the termination of this Agreement.

16.  Remedies.  The Employee and the Company both acknowledge that each may have no adequate remedy at law if either violates any of the terms contained in Sections 6, 7 and 8. In such event, either party shall have the right, in addition to any other rights it may have, to obtain relief to restrain any breach hereof or otherwise to specifically enforce any of the provisions hereof.

17.  Waiver of Breach.  The waiver by one party to this Agreement of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the said party.

18.  Entire Agreement.  This Agreement contains the entire agreement of the parties hereto and may be modified or amended only by a written instrument executed by parties hereto. Effective on the date hereof, any prior employment agreements between the Company and the Employee shall terminate. Any agreements entered into between Company and Employee on or subsequent to the date of this Agreement shall be considered additional to this Agreement.

19.  Attorney’s Fees.  In the event that either party must institute legal action to compel the other to comply with the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees and costs.

20.  Good Faith.  Each of the parties hereto agrees that he or it shall act in good faith in all actions taken under this Agreement.

IN WITNESS WHEREOF. the parties hereto have executed this Agreement as of the date first above written.

/s/ Elwood G Norris	Date 10/15/02
American Technology Corporation
Elwood G. Norris, Chief Executive Officer

/s/ Terry Conrad	Date 10/15/02
Terry J. Conrad, Employee

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